EXHIBIT 10.05

August 19, 2010

Mr. Jerry Koslow

1700 Industrial Road

Las Vegas, NV 89102

Dear Mr. Koslow:

Further to our recent discussions regarding your potential promotion with Gaming Partners International Corporation (GPIC), we are pleased to confirm our formal offer of employment to you on the terms and conditions set out in this letter. Kindly acknowledge your formal acceptance of this offer by executing the original of this letter and returning it to me.

You have been offered and have accepted the full-time position of Chief Financial Officer and Treasurer of Gaming Partners International Corporation and Gaming Partners International USA, Inc. effective August 19, 2010, and reporting to the President and CEO. Your responsibilities will include the accounting, financial reporting, control, finance, banking, credit, information technology, internal audit, investor relations, M&A, risk management, SEC reporting, stock administration, strategic planning, taxation and treasury functions of GPIC and its subsidiaries together with such further duties and requirements as we may reasonably request of you from time to time, including the timely implementation and testing of GPIC’s Section 404 internal controls and procedures. You will also act as the “financial” liaison with the Board of Directors and the primary contact for the Audit Committee Chair.

The terms of your employment will be as follows:

1. Base Salary	$175,000 annually (earned and paid biweekly $6730.77) with a 35% bonus potential based on the executive bonus plan

2. Commencement Date	August 19, 2010

3. Benefits	You will be eligible to participate in the GPIC benefits plans which GPIC customarily makes available to its employees, which currently consist of health, dental, vision, disability and life insurance.

4. Vacation	You will be entitled to four (4) weeks (20 days) per annum of paid vacation to be taken at a time convenient to both you and GPIC.

5. Expenses	All reasonable expenses incurred to do business on behalf of GPIC will be reimbursed upon submitting an approved expense report.

6. Severance	Except as expressly provided below, if your employment with GPIC is terminated, you shall be entitled to receive only your base salary through the date of termination. In the event that after your first full year of employment with GPIC your employment is terminated for any reason other than by GPIC for cause or by you for any reason, your severance entitlement will be three (3) months of your base salary and payable as soon as practicable after your termination date. Cause is defined as repeated and continuing violations of GPIC’s policies, gross misconduct (such as theft or other felonious actions), continuing and unexcused failure to perform your duties in a manner materially detrimental to GPIC or any subsidiary, or a material breach of the confidentiality or other clause in the “Employee Non-Disclosure Agreement.” The Board of Directors of GPIC will determine if cause exists.

Gaming Partners International Corporation

1700 Industrial Road Las Vegas, NV 89102

Phone: 1-800-728-5766 - Phone: 702-384-2425 - Fax: 702-384-1965 - www.gpigaming.com - info@gpigaming.com

You understand that GPIC is subject to gaming laws and regulations in various jurisdictions throughout the world. Accordingly, your employment and the terms of this letter are subject to any applicable gaming regulatory approvals or actions. GPIC may terminate this letter and your employment for cause if you are found unsuitable by any regulatory authority, if you fail to cooperate in any regulatory investigation or if in GPIC’s reasonable opinion any of your activities endanger or would impose materially adverse restrictions on any gaming license of GPIC or its affiliates. As required by GPI’s Compliance Plan, you will be required to complete an internal Due Diligence Questionnaire prior to commencing employment.

GPIC asks that you complete the “Employee Non-Disclosure Agreement” prior to commencing employment. In part, this agreement requests that a departing employee refrain from using or disclosing “Confidential Information” (as defined therein) in any manner which might be detrimental to or conflict with the business interests of GPIC or its employees.

We hope that you and GPIC find mutual satisfaction with your employment. Nevertheless, employees have the right to terminate their employment at any time with or without cause or notice, and GPIC reserves for itself an equal right. Your employment with GPIC shall be for no specific period of time and you will be an “at will” employee.

This letter and the “Employee Non-Disclosure Agreement” contain the entire agreement with respect to your employment, which shall be governed by and interpreted in accordance with the laws of the State of Nevada. The terms of this offer may only be changed by written agreement, although GPIC may from time to time, in it sole discretion, and adjust the salaries and benefits paid to you and its other employees.

Sincerely,

/s/ Gregory S. Gronau

Gregory S. Gronau

President and Chief Executive Officer

Gaming Partners International Corporation

I accept the terms and conditions as outlined in this offer letter.

Date: August 19, 2010
/s/ Gerald W. Koslow

Gerald W. Koslow

Chief Financial Officer

Gaming Partners International Corporation

Gaming Partners International Corporation

1700 Industrial Road Las Vegas, NV 89102

Phone: 1-800-728-5766 - Phone: 702-384-2425 - Fax: 702-384-1965 - www.gpigaming.com - info@gpigaming.com